Exhibit F
15th July, 2009
Aries Maritime Transport Limited
8 Zerva Nap., Glyfada
Athens 166 75, Greece

Re:	$145,000,000 Convertible Bond Commitment Letter
Ladies and Gentlemen:
          Aries Maritime Transport Limited (the “Company” or “you”) has advised Investment Bank of Greece, a member of the Martin Popular Bank group (the “Bank” or “we” or “us”) that you have entered into a letter of intent with Grandunion Inc. in the form attached hereto as Exhibit A (the “Letter of Intent”).
           Pursuant to the terms of the Letter of Intent, you intend to issue senior unsecured convertible notes in an aggregate principal amount of $145,000,000 (the “Convertible Notes”) and you have requested that the Bank commit to purchase the entire principal amount of the Convertible Notes. The issuance of the Convertible Notes together with the transactions contemplated by this letter and by the Letter of Intent are herein collectively referred to as the “Transactions.”
          Accordingly, subject to the terms and conditions set forth below, in consideration of the mutual covenants contained herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Bank hereby agrees with you as follows:
1. Commitment. The Bank hereby commits to purchase the Convertible Notes at par in an aggregate principal amount of $145,000,000 upon the terms and subject to the conditions set forth or referred to herein and in the Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit B (the “Term Sheet”).
2. Conditions. The Bank’s commitment hereunder is subject to your compliance with the terms and conditions set forth elsewhere herein and in the Term Sheet. Our commitment hereunder is also subject to:
(a)	the preparation, execution and delivery of usual and customary definitive documentation, including a Note Purchase Agreement, Indenture and a Registration Rights Agreement, in connection with the issuance and purchase of the Convertible Notes incorporating the terms outlined in the Term Sheet and otherwise reasonably satisfactory to the Bank;
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

(b)	the Information and Projections (as defined below), taken as a whole, provided to us prior to the date hereof shall not be misleading or incorrect in any material respect and we shall not become aware of or discover new information or developments (by means of continuing review or otherwise) concerning conditions or events previously disclosed to us that is inconsistent in any material adverse respect with the Information or Projections provided to us prior to the date hereof, it being understood and agreed that changes or developments in the sectors of the international shipping industry in which the Company operates shall not be deemed to affect the conformity of the Information or Projections with this Section 2(b);

(c)	the Bank shall have had the reasonable opportunity to complete, and you shall have cooperated reasonably in our completion of, our legal and/or business due diligence with respect to any Information provided to the Bank, which shall include all Information provided to Grandunion, Inc., after the date hereof and we shall be satisfied in our reasonable judgment with the results thereof;

(d)	each of the conditions set forth in Section 2 of the Letter of Intent (in the form attached to this Commitment Letter) and in the Definitive Agreements (as defined in the Letter of Intent) (and the Definitive Agreements shall be on terms reasonably satisfactory to the Bank) shall be fulfilled to the satisfaction of the Bank or waived with the Bank’s prior written consent;

(e)	the Bank shall have received the fees and expenses due to be paid on the Closing Date (as defined below) as set forth in the Term Sheet; and

(f)	the Bank shall have received copies of the principal documentation relating to any amendments to the Company’s existing credit facility that are proposed to be entered into by the Company on or prior to the Closing Date, each of which shall be on terms reasonably satisfactory to the Bank.
          3. Information and Investigations. You hereby represent and covenant that (a) all information and data (excluding financial projections) that have been or will be made available by you or any of your affiliates, representatives or advisors to us (whether prior to or on or after the date hereof), taken as a whole (the “Information”), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning you and the Transactions (the “Projections”) that have been made or will be prepared by or on behalf of you or any of your affiliates, representatives or advisors and that have been or will be made available to us (whether prior to or on or after the date hereof) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the date of initial purchase of the Convertible Notes (the “Closing Date”) and, if requested by us, for a reasonable period
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

thereafter in connection with our placement of the Convertible Notes, so that the representation and covenant in the preceding sentence remain correct in all material respect (and not just on the date that any Information is furnished). The Closing Date shall be as reasonably practicable following the date the Company has entered into the Definitive Agreements.
          4. Marketing Assistance. You agree promptly to (a) furnish the Bank with all financial and other information concerning you and your affiliates and the Transactions that the Bank may reasonably request for inclusion in any prospectus, private placement memorandum, confidential offering memorandum or other written communication to be used in connection with the marketing and placement of the Convertible Notes (each, an “Offering Document”) or otherwise, (b) make your senior officers and representatives available to assist in the preparation of one or more appropriate Offering Documents (including assistance in obtaining industry data) and (c) assist the Bank in the preparation of marketing materials to be used in connection with the placement of the Convertible Notes. The Bank may rely, without independent verification, upon the accuracy and completeness of the Information contained in any Offering Document, and assumes no responsibility therefor.
          5. Indemnification. You agree (i) to indemnify and hold harmless the Bank and each of its officers, directors, employees, affiliates, representatives, advisors, agents and controlling persons and successors and assigns (the Bank and each such other person being an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Term Sheet, the Convertible Notes and the use of proceeds thereof, any of the Transactions or any related transaction or the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party promptly upon demand for any and all expenses (including, without limitation, the fees and disbursements of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or oh behalf of you or any of your affiliates, or any other person or entity, and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct and (ii) not to assert any claim against any Indemnified Party for consequential, punitive or exemplary damages on any theory of liability in connection in any way with the transactions described in or contemplated by this Commitment Letter.
          You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been of could be sought under the indemnification provisions hereof (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of or
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

related such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
          In the event that an Indemnified Party is requested or required to appear as a witness or deponent in any action brought by or on behalf of or against-you or any of your subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness or a deponent, including, without limitation, the fees and expenses of its legal counsel.
          6. Confidentiality. (a) This Commitment Letter, the Term Sheet, the contents of the foregoing, and our and/or our affiliates’ activities pursuant hereto or thereto, are confidential and shall not be disclosed by or on behalf of you or any your affiliates to any person without our prior written consent, except that you may disclose this Commitment Letter and the Term Sheets to (i) your and Grandunion Inc’s, officers, directors, employees and advisors in connection with the Transactions and on a confidential and need-to-know basis, and (ii) as you are required (based on advice of legal counsel) to make by applicable law or regulation, rules of any stock exchange or governmental body to which you are subject; provided that any disclosure made pursuant to public filings shall be subject to our prior approval (not to be unreasonably withheld). You agree that you will permit us to review and approve any reference to us or any of our affiliates in connection with the Transactions contained in any press release prior to public release.
          (b) Notwithstanding anything in the Commitment Letter to the contrary, and notwithstanding anything in any other contrary agreement or understanding, your use and disclosure of information relating to the U.S. federal income tax treatment, and structure of the transactions contemplated herein is not limited for the benefit of any person in any manner, and such U.S. federal income tax treatment and structure are not claimed to be proprietary or exclusive to any person.
          7. No Fiduciary. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) each transaction contemplated by this Commitment Letter is an arm’s-length commercial transaction, between you, on the one hand, and the Bank; on the other hand, (ii) in connection with each such transaction and the process leading thereto the Bank will act solely as a principal and not as agent or fiduciary of you or your stockholders, affiliates, creditors, employees or any other party, (iii) the Bank will not assume an advisory or fiduciary responsibility in favor of you or any of your affiliates with respect to any of the transactions contemplated hereby or the process leading thereto and the Bank will not have any obligation to you or any of your affiliates with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) the Bank may be engaged in a broad range of transactions that involve interests that differ from those of you and your affiliates, and (v) the Bank has not provided and will not provide and legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent they deem appropriate. The matters set forth in this Commitment Letter reflect an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Bank, on the
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

other hand. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Bank with respect to any breach or alleged breach of fiduciary duty.
          8. Termination. Our commitment hereunder is based upon the representations and warranties made to us hereunder and the accuracy and completeness of the financial and other information regarding you and your subsidiaries and the Transactions previously provided to us. In the event that (i) a development occurs or is occurring which has a material adverse effect or is reasonably likely to have a material adverse effect on the Company’s ability to satisfy its obligations under the Convertible Notes, or (ii) the Letter of Intent is terminated or expires or the transactions contemplated therein are abandoned, in any such event this Commitment Letter and our commitment hereunder shall terminate. In-addition, our commitment hereunder shall terminate in its entirety on 31st August, 2009 (the “Commitment Termination Date”), if the Closing Date has not occurred by such date, provided that, the Company may elect by written notice to the Bank to extend the Commitment Termination Date by one additional period of up to thirty (30) consecutive calendar days, Notwithstanding the foregoing, the provisions of Sections 3, 5, 6, 7 and 10 hereof shall survive any termination pursuant to this Section 8.
          9. Assignment. This Commitment Letter and or commitment hereunder shall not be assignable by you to any person without our prior written consent and any attempted assignment shall be void and of no effect. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person other than the Indemnified Parties.
          10. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to any principles of conflict of laws thereof to the extent the same are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction). Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this Commitment Letter, the Term Sheet, the Convertible Notes, the use of proceeds thereof, any of the Transactions or any related transaction or the performance by any Indemnified Party of the services contemplated hereby.
          11. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter and the Term Sheet are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.
(Signature Page Follows)
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

     Please confirm that the foregoing correctly sets forth our agreement of the terms hereof by signing and returning to the Bank the duplicate copy of this letter. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., Greek time, on July 16, 2009, our commitment hereunder will expire at such time.
     We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

INVESTMENT BANK OF GREECE

By:	/s/ VITAKIS KONSTANTINOS	/s/ Panos Dikaios
	Name: VITAKIS KONSTANTINOS	PANOS DIKAIOS
	Title: Manager Corporate Banking	Shipping Finance Manager
Accepted and agreed to as of
the date first written above:

ARIES MARITIME TRANSPORT LIMITED
By:	/s/ George Xiradakis
	Name:	George Xiradakis
	Title:	Director – Chairman of Special Committee for BoD.

INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

EXHIBIT A
GRANDUNION, INC.
Akti Miaouli 83 & Flessa 1-7
Piraeus 185 38, Greece
June 24, 2009
Special Committee of the Board of Directors of Aries Maritime Transport Limited
8 Zerva Nap., Glyfada
Athens 166 75, Greece
Ladies and Gentlemen:
     This letter of intent (this “Letter of Intent”) sets forth the proposed terms and conditions of the acquisition (the “Acquisition”) by Grandunion, Inc., a Marshall Islands corporation controlled by Michael Zolotas and Nicholas Fistes, or any other company nominated by it (the “Purchaser”) of shares of common stock of Aries Maritime Transport Limited, a Bermuda corporation (the “Company”) and related proposed agreements.
     We believe that the transaction outlined in this Letter of Intent would be in the best interest of all stakeholders of the Company as it optimizes the Company’s capital structure through additional liquidity and fleet renewal. As a result, the Company would be able to withstand multiple cycles. We would also renew the Company’s industry focus by developing alternatives for the vessels in the Tanker and Container segments and by disposing of poorly performing vessels. Finally, as Messrs. Zolotas and Fistes have significant expertise in commercial and technical management, the Purchaser would be able to immediately reduce costs through enhanced in-house technical and commercial management.
     The Company and Purchaser agree to work together with their attorneys and negotiate in good faith to finalize and execute definitive documentation (the “Definitive Agreements”) for the matters set forth herein as soon as possible following the date set forth above.
     1. Transaction. (a) At the closing, the Purchaser shall assign all of its right, title and interest in the three Capesize vessels listed on Schedule I in exchange for 15,977,778 newly issued common shares, par value $0.01 per share, of the Company (placing an implied value on such shares of $2.25 per share, and based on a net asset value of the vessels equal to $35,950,000, calculated based on a market value of the vessels of $73,350,000 and an outstanding loan of $37,400,000), and (b) within fifteen (15) days hereof, the Purchaser shall deliver to the Company a signed firm commitment letter of Marfin Egnatia Bank SA, Investment Bank of Greece SA and Marfin Popular Bank Public Co Ltd. (together, “Marfin Bank”) to underwrite the purchase and sale of $145 million in principal amount of unsecured convertible debt upon substantially the terms attached hereto as Schedule II.

     Upon the closing of the Acquisition, Michael Zolotas would become President and a member of the Board of Directors of the Company, Nicholas Fistes would become the Chairman of the Board of Directors of the Company and a designee appointed by Purchaser would serve as the Company’s Chief Financial Officer and a member of the Board of Directors of the Company. In addition, two of the existing members of the Board of Directors of the Company would resign, the size of the Board of Directors would increase from five members to seven members, and the Purchaser would have the right to appoint four designees to the Board of Directors of the Company, including Messrs. Zolotas, Fistes and the CFO.
     2. Certain Conditions. The obligations of the parties to consummate the Acquisition and the transactions contemplated by this Letter of Intent shall be subject to satisfaction of the following conditions:
     (a) the approval of the transactions contemplated hereby by the Purchaser’s Board of Directors and the Company’s Board of Directors and stockholders (if required);
     (b) the negotiation, execution and delivery of the Definitive Agreements, and the satisfaction or waiver of the conditions to closing set forth therein;
     (c) satisfaction of all applicable federal, state and international filing and licensing requirements related to or in connection with the Acquisition, and receipt of all applicable federal, state and international regulatory approvals required to consummate the Acquisition;
     (d) receipt of all consents from third parties, including, without limitation, any of the Company’s lenders, required for the Company to consummate the Acquisition;
     (e) the Company shall have terminated its existing commercial and technical management agreements and such functions shall be handled in-house;
     (f) the Purchaser shall have entered into a Lock-up Agreement containing customary terms and provisions, to the effect that until December 31, 2010, it shall not, without the prior written consent of the Company, sell, transfer, grant an option to, make a gift of or otherwise dispose of any shares of the Company’s capital stock owned by it;
     (g) the principal stockholder of the Company shall have entered into (1) a Voting Agreement with the Purchaser, (2) a Lock-up Agreement containing customary terms and provisions, to the effect that until December 31, 2010, it shall not, without the prior written consent of the Purchaser, sell, transfer, grant an option to, make a gift of or otherwise dispose of any of the existing shares of the Company’s capital stock owned by it; provided that the principal stockholder shall be permitted to sell, transfer or otherwise dispose of any shares owned by it to one or more affiliates who agree in writing to be bound by the Lock-up Agreement and the Voting Agreement; and (3) a Lock-up Agreement containing customary terms and provisions, to the effect that for a period ending six months from the date of execution of such Lock-up Agreement, it shall not, without the prior written consent of the

Purchaser, sell, transfer, grant an option to, make a gift of or otherwise dispose of the Principal Stockholder Shares (as defined below);
     (h) in consideration of the principal stockholder of the Company entering into the Voting Agreement, Purchaser shall have transferred to the principal stockholder of the Company 2,666,667 shares of the Company’s capital stock (the “Principal Stockholder Shares”);
     (i) the Company shall have taken all actions required by the transactions contemplated by this Letter of Intent, including, but not limited to obtaining the resignations of two of the members of its Board of Directors and increasing the size of its Board of Directors from five members to seven members, so that at the closing of the Acquisition, the Board of Directors shall consist of seven persons, including four nominees of the Purchaser, including Michael Zolotas who would be appointed as a director and President of the Company and Nicholas Fistes who would be appointed as a director and Chairman of the Board of Directors of the Company;
     (j) the Company shall have obtained approval from its Board of Directors to render the provisions of the Company’s Bye-law 75 (as in effect on the date of this Letter of Intent) inapplicable as they relate to Purchaser, Marfin Bank and their respective affiliates, to the extent, if any, such provisions are applicable to the transactions contemplated hereby;
     (k) Purchaser shall have arranged for the Company’s existing senior lenders to amend the existing senior credit facilities to provide for the terms set forth on Schedule III attached hereto;
     (l) Purchaser shall have obtained within fifteen (15) days of the date hereof a firm commitment from Marfin Bank to underwrite a $145 million unsecured convertible debt financing, substantially on the terms attached hereto as Schedule II, which such commitment letter shall not be subject to any “market flex” provisions;
     (m) the Company shall have obtained the requisite Board approval relating to the issuance of the convertible notes described in Schedule II and the other transactions described herein;
     (n) the Company shall have filed with the Securities and Exchange Commission a Form 6-K for its most recent quarterly period ended, and an Annual Report on Form 20-F for the fiscal year ended December 31, 2008, containing the audited financial statements required by the applicable rules and regulations of the Securities and Exchange Commission;
     (o) the execution and delivery of a Registration Rights Agreement between the Company and the Purchaser, which shall be (i) satisfactory to the Purchaser; (ii) contain customary cut back provisions and (iii) effective no earlier than the expiration of the applicable lock-up period; and

     (p) the execution and delivery of a Registration Rights Agreement between the Company and the principal stockholder covering the shares owned by it on the date hereof and the Principal Stockholder Shares, which shall be (i) satisfactory to the principal stockholder; (ii) contain customary cut back provisions; and (iii) effective no earlier than the expiration of the applicable lock-up period.
     3. Closing. It is anticipated that the closing of the transactions contemplated hereby will take place on or before August 31, 2009, or as soon thereafter as possible.
     4. Definitive Agreements. The transactions contemplated hereby will be subject to, and conditioned upon, among other things, the negotiation, execution and delivery of the following Definitive Agreements):
     (a) a definitive Stock Purchase Agreement between the Purchaser and the Company providing for, among other things, customary representations and warranties, covenants, closing conditions and indemnification, including appropriate representations covering the condition of the vessels (the “Stock Purchase Agreement”);
     (b) a Voting Agreement between Purchaser and the principal stockholder of the Company;
     (c) each of the Lock-up Agreements referenced in Section 2 hereof;
     (d) a Registration Rights Agreement between the Company and the Purchaser;
     (e) a Registration Rights Agreement between the Company and the principal stockholder; and
     (f) such other agreements and instruments of transfer as the Purchaser or the Company shall reasonably require.
     5. Due Diligence. Prior to entering into Definitive Agreements, the Purchaser shall have the opportunity to conduct a due diligence review of the business, operations and financial condition of the Company.
     6. Publicity. Neither the Company nor Purchaser will make any public announcement concerning this Letter of Intent, the discussions between the parties or any other matter relating to the proposed Acquisition, provided, however, that, after consultation with the other party, either party may make disclosure if such party is advised by its counsel that such disclosure is required by applicable law or stock exchange listing agreement; provided, further, that the other party shall have the right to review and comment upon any such disclosure to be made. Except as permitted by the preceding sentence, none of the Company or Purchaser nor any of their respective affiliates, directors, officers, employees, counsel, accountants, financial advisors or other agents, will disclose the existence or terms of this Letter of Intent or that the parties are holding discussions to any person other than the respective legal, accounting and financial advisors of the parties who have a need to know such information solely for the purpose of assisting such party in connection with the proposed Acquisition. Notwithstanding the foregoing, the Company and the Purchaser agree that the execution of this Letter of Intent shall be disclosed by the Company promptly in a press release, in the form attached hereto as Schedule IV, and on a Form 6-K to be filed by the Company with the Securities and Exchange Commission.
     7. Expenses. Whether or not the closing occurs, each of the Company and Purchaser will bear its own expenses incurred in connection with the investigation, negotiation, documentation and/or closing of the Acquisition, including all fees and disbursements of each party’s respective counsel, accountants, financial advisors, finders and consultants.
     8. Exclusivity.
          (a) In order to induce the Purchaser to commit the resources, to forego other potential business opportunities, and to incur legal, accounting and incidental expenses necessary to evaluate the Stock Purchase Agreement and to fully document the Acquisition, the Company hereby grants to Purchaser the exclusive right, during the 60-day period following the signing of this Letter of Intent (the “Exclusivity Period”), to negotiate with the Company regarding the Acquisition.
          (b) In connection with the foregoing grant, the Company agrees that during the Exclusivity Period, it (i) will negotiate only with Purchaser, (ii) will negotiate in good faith with Purchaser to consummate the Acquisition, provided that Purchaser also negotiates in good faith, and (iii) will not (and will use reasonable best efforts to ensure that the Company’s and its subsidiaries’ officers, directors, employees, agents and representatives will not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, or furnish any information to, or participate in negotiations with, any person or entity other than Purchaser, or allow any due diligence regarding any other sale of the outstanding capital stock of the Company or its subsidiaries, any transfer of all or substantially all of the assets of the Company or its subsidiaries or any other change of control transaction of the Company or its subsidiaries with any such other party (a “Competing Transaction”); provided, however, that the foregoing shall not prohibit the Company, after giving advance written notice to the Purchaser, from furnishing information concerning the Company or its properties or assets pursuant to any appropriate and customary confidentiality agreement to any third party who has made an unsolicited written proposal for a Competing Transaction after the date hereof, or engaging in discussions or negotiations with any third party who has made any such unsolicited proposals after the date hereof but only if and to the extent that the Board of Directors of the Company shall have concluded in good faith, after consulting with financial advisors and considering the advice of outside counsel, that such action is required by the Board of Directors of the Company in the exercise of its fiduciary duties to the shareholders of the Company.
          The Company shall immediately advise the Purchaser in writing of the receipt by the Company of any inquiries, proposals or offers relating to a Competing Transaction, which notice shall include the terms of such Competing Transaction.
     (c) Notwithstanding the foregoing, and unless otherwise agreed, the Exclusivity Period shall automatically terminate without further action by the Company in the event that the Purchaser is unable to procure a signed firm commitment letter within fifteen (15) days of the date hereof from Marfin Bank to underwrite the purchase and sale of $145 million in principal amount of unsecured convertible debt upon substantially the terms attached hereto as Schedule II.
     (d) Notwithstanding the foregoing, and unless otherwise agreed, the Exclusivity Period shall automatically terminate without further action by the Company in the event that the Purchaser is unable to procure a firm commitment letter within thirty (30) days of the date hereof from the Company’s syndicate of lenders to amend the Company’s existing credit facility substantially on the terms set forth on Schedule III.
     (e) The Exclusivity Period shall be automatically extended upon the execution and delivery of the Stock Purchase Agreement, which shall contain customary “superior proposal” provisions and break-up fees, until the earlier to occur of (i) the Closing (as defined in the Stock Purchase Agreement), or (ii) the expiration or termination of the Stock Purchase Agreement (as provided therein).
     9. Termination; Break-Up Fees. (a) This Letter of Intent may be abandoned or terminated:
          (i) at any time by mutual agreement of the Purchaser and the Company; or
          (ii) at the option of the Purchaser or the Company if by August 31, 2009, the Definitive Agreements shall not have been executed by the respective parties thereto, unless the Purchaser and the Company mutually agree to an extension of such date.
     (b) In the event that the Board of Directors, in the exercise of its fiduciary duties, approves and enters into a definitive agreement with respect to a Competing Transaction, then the Company shall promptly pay to the Purchaser $3,000,000.
     10. Indemnification. The Company shall hold harmless and indemnify the Purchaser from and against any and all liability, loss or damage, including attorneys’ fees and other expenses, resulting from the breach by the Company of the binding provisions of this Letter of Intent as identified in Section 12.
     11. Brokers’ or Finders’ Fees. Each party shall be responsible for payment of any brokers’ or finders’ fees arising out of the transactions contemplated hereby by any person claiming to have been engaged by such party.
     12. Intent of the Parties. It is understood and agreed that this Letter of Intent, when executed by all of the parties hereto, merely constitutes a statement of mutual intentions with respect to the proposed transaction, does not contain all matters upon which agreement must be reached in order for the proposed transaction to be consummated and does not constitute a binding commitment with respect to the proposed transaction itself. A binding commitment with respect to the proposed transaction will result only from the execution of the Definitive Agreements, subject to the terms and conditions expressed therein. Notwithstanding the two preceding sentences of this Section 12, the provisions of Sections 6, 7, 8, 9, 10, 11, 12 and 13 are agreed to be fully binding on the parties hereto upon the execution of this Letter of Intent.

The provisions of Sections 6, 7, 9, 10, 12 and 13 shall survive the termination of this Letter of Intent.
     13. Miscellaneous. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be performed in such state. This Letter of Intent may not be amended or terminated, nor may compliance with any provisions of this Letter of Intent be waived except pursuant to a written agreement signed by the Company and Purchaser. This Letter of Intent may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one agreement.
[Remainder of Page Intentionally Left Blank]

     If the terms of this Letter of Intent are acceptable to you, please sign and return a counterpart to the undersigned.

Very truly yours,

Grandunion, Inc.

		By:	/s/ Michael Zolotas
		Its:	Michael Zolotas

(SEAL)

Agreed to and accepted as of the date first above written:

Aries Maritime Transport Limited

By:	/s/ George Xiradakis
Its:	George Xiradakis

(SEAL)

Schedule I
Capesize Vessels

GUI SPV	Type	Built	DWT	Charterer	T/C Expiry	Net T/C Rate	Opex	MV
Yiosonas	Capesize	1992	135,364	Deiulemar	04/2017	$12,588	$7,000	$16.8
Nike	Capesize	1995	151,738	TMT	02/2015	$29,450	$7,000	$33.3
Grand Mirsinidi	Capesize	1993	172,972	TMT	06/2010	$27,075	$7,000	$23.3

Sub-total								$73.4

Schedule II
Terms of $145 Million Unsecured Convertible Debt Offering
Aries Maritime Transport Limited
USD145,000,000 Issue of Convertible 7% Notes
Indicative Terms and Conditions
(subject to Board Approval)
Strictly Private and Confidential

Issuer:	Aries Maritime Transport Limited, the Nasdaq listed company (the “Company”) owning 100% of the Vessels described in Schedule A (the “Existing Vessels”), through 100% ownership of the respective shipowning companies.

Conditions Precedent:	The conditions precedent to funding contained in the Letter of Intent between the Company and Grand Union Inc. (the “Letter of Intent”), to which these Indicative Terms and Conditions are attached, shall be fulfilled to the satisfaction of the Agent or waived with the Agent’s prior written consent.

Type of Issue, Ranking and Security:	Senior Unsecured, Unlisted and Unrated Convertible 7% Notes (the “Notes”) Issue, to be privately placed.

Amount Of Issue:	USD 145,000,000.

Purpose:	For general corporate and investment purposes of the Company including the acquisition of new vessels to be pre-approved by the Agent (the “New Vessels”) and USD 20,000,000 partial reduction of the existing Syndicated Facility (the “Syndicated Facility” — current amount outstanding $223.7m).

Arranger:	Investment Bank of Greece (“IBG”).

Underwriter(s):	IBG, or IBG and banks and other institutions to be identified by the Arranger.

Agent and Security Trustee:	IBG and/or any of its affiliates.

Number of Notes:	14,500 Notes.

Face value:	USD 10,000 for each Note.

Maturity:	On the 5th annual anniversary from Issuance.

Issue Price:	100% of face value.

Convertibility:	At any time (subject to 15 days notice) the note holders may convert at the Conversion Rate, all or part of, the Notes into Common Shares of the Company.

Conversion Price:	The lesser of: (1) Issuer’s price per share on the closing of the date previous to the signing date of the Letter of Intent (the “Last Sale Price”) plus the Conversion Premium and (2) $0.75 per share.

Conversion Premium:	5.0% of the Last Sale Price.

Conversion rate:	Each $10,000 principal amount of Notes shall be convertible into approximately 13,333.33 shares of common stock of the Company.

Coupon rate:	7.00% per annum.

Coupon Period:	Six (6) months.

Warrants:
•     The Company shall issuer to the Arranger 5,000,000 warrants on customary terms to purchase Common Shares of the Company, exercisable for a period of five (5) years from the Issuance, with an exercise price equal to $2.00 per share (the “Warrants”). The Warrants shall include a cashless exercise feature.

• The Arranger will be permitted to transfer freely its rights and obligations pertaining to the Warrants, subject to applicable securities laws.

•     Upon reasonable request of the Arranger, the Company shall file a shelf registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the Common Shares underlying the Warrants.

Arrangement and Underwriting Fee:	2.50% of the Issued amount, payable to the Arranger on issuance date.

Agency fees:	USD 25,000 per annum, payable in advance to the Agent.

Redemption:	Not redeemable.

Accrued Interest Upon Conversion:	In general, if the Notes are publicly traded, no accrued interest will be paid when the Notes are converted. However:

•     Notes converted after a record date will receive the applicable interest payment on the interest payment date, but such holder will be required to pay the Company this amount of interest at the time it surrenders its Notes for conversion.

•     The holder will not be required to make this payment to the Company if (1) the Notes are converted after record date immediately preceding the maturity date, (2) if the Notes are converted in connection with a fundamental change and the Company specifies a fundamental change repurchase date after a record date but before the corresponding interest payment date or (3) overdue interest is due at the time of conversion.

Fundamental Change Put:	Upon a “fundamental change,” holders may require the Company to repurchase all or a portion of their Notes in cash at par plus any accrued and unpaid interest, including additional interest. Definition of “fundamental change”:

• transaction in which any person acquires more than 50% of the Company’s capital stock;

• majority of the members of the board are not continuing directors;

• liquidation or dissolution;

•     consolidation or merger or sale of all or substantially all of the Company’s assets, other than (1) a transaction that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s capital stock and pursuant to which the holders of 50% or more of the total voting power prior to such transaction continue to have the right to exercise 50% or more of the total voting power immediately after such transaction or (2) a merger for the purpose of changing the Company’s jurisdiction of incorporation; and

• termination of trading of the Company’s common stock, where there is no listing on any U.S. exchange or system of automated dissemination of quotations.

Notwithstanding the foregoing, the transaction described in the fourth bullet above will not constitute a fundamental change if at least 90% of the consideration paid for the Company’s common stock consists of shares of common stock traded on the NYSE or Nasdaq and the Notes become convertible into a combination of cash and such consideration.

Financial Reporting Covenant:	Periodic reports must be delivered to Trustee within 15 days after filing with the SEC.

Conversion Rate Adjustments:	The following are anti-dilution adjustments to the Conversion Rate:

• Stock dividend, stock split or share combination.

• Rights or warrants are distributed to the Company’s stockholders entitling them to purchase additional shares of stock below market.

• Distribution of stock, debt or other assets or property, excluding distributions covered elsewhere, such as cash dividends and spin-offs.

• Spin-offs relating to a subsidiary or business unit where the shares are listed on a stock exchange.

• Cash dividends.

• Tender offers or exchange offers to the extent the value of the consideration offered exceeds the Company’s stock price immediately following the last date on which tenders or exchanges may be made.

No adjustments if holders may participate in the transaction, and no adjustments for issuances by the Company of common stock or convertible securities regardless of the issue price.

Conversion Rights Upon Reclassification, Merger, etc.:
•     In the event of a reclassification or change of common stock or a consolidation, merger or sale of all or substantially all of the Company’s assets, the surviving company shall become the “issuer” and the Notes will automatically become convertible into the consideration received in such transaction.

•     If the transaction causes the Company’s common stock to be convertible into more than one type of consideration, the Notes will become convertible into the consideration elected to be received by a majority of the shareholders who voted for such an election (if electing between two types of consideration) or a plurality of common stock voted for such an election (if electing between more than two types of consideration).

Make-Whole Premium:	If the Notes are converted in connection with certain fundamental changes (to be defined) within the first two (2) years following the Issuance, pursuant to which at least 10% of the consideration consists of cash or stock that is not traded on an exchange, then the Conversion Rate will be increased by 10%.

Transferability:	The Note holders will be permitted to transfer freely their rights and obligations pertaining to the Issue.

Registration Rights:	The Notes will be subject to registration rights under the U.S. securities laws.

Expenses:
•     In the event that the Company does not complete the issuance of the convertible notes as contemplated herein, each party shall be responsible for the payment of its own fees and expenses, including attorneys’ fees.

• In the event that the Company completes the issuance of the convertible notes as contemplated herein, then:

The Company will reimburse the Agent for any fees and expenses (including disbursements and value added and other taxes), in relation to the proposed Issue; and

The Company will cover all legal and due diligence expenses, up to an aggregate of $250,000.

Taxes:	All payments to be made free and clear of any present or future taxes, duties, levies or other deductions of whatever nature.

Governing Law and Jurisdiction:	The Issuance will be governed by English Law or New York Law at the Agent’s option.
SCHEDULE A

					T/C	Net T/C	Facility
Vessel	Type	Built	DWT	Charterer	Expiry	Rate	Amount

Stena Compass	Panamax	2006	72,934	Stena Group (bb)	Aug-10	$18,233
Stena Compassion	Panamax	2006	72,750	Stena Group (bb)	Dec-10	$18,233
Altius	Panamax	2004	73,400	Deiulemar / Enel	Jun-09	$14,860
Fortius	Panamax	2004	73,400	Deiulemar / Enel	Aug-09	$14,860
Nordanvind	Handysize	2001	38,701	SPOT	—	—
Chinook	Handysize	2001	38,701	SPOT	—	—
Ostria	Handysize	2000	38,701	SPOT	—	—	$223.7m
High Land	Handysize	1992	41,450	IPG	Sep-09	$14,823
High Rider	Handysize	1991	41,450	IPG	Oct-09	$15,015
SARONIKOS BRIDGE	Container	1990	2,917	CMA CGM	May-10	$20,400
MSC SEINE	Container	1990	2,917	MSC	Sep-09	$14,919
OCEAN HOPE	Container	1989	1,799	China Shipping Cont Lines	Apr-09	$13,300
The Company has entered into a contract for the sale of the Ocean Hope for a net sale price of $2.3 million. The Company expects to deliver the vessel to its new owners between June 29 and July 15, 2009.

APPENDIX I
The following Covenants & Undertakings and Events of Default will apply to the initial purchasers of the Notes, and may be transferred to subsequent purchasers:

Covenants & Undertakings:	Including but not limited to:

• Stock sale lock up period for Grand Union and Rocket S.A. until 31/12/2010, to exclude sale from Rocket S.A. to Grand Union and vice versa.

•     Technical, Commercial and Operational management of the Existing Vessels, the vessels listed in Schedule B (the “Offered Vessels”) and the New Vessels (collectively, the “Vessels”) with managers acceptable to the Agent (the “Managers”).

• No change of Managers without the prior consent of the Agent, such consent not to be unreasonably withheld.

•     No further indebtedness in the Group in excess of 60% over New Vessels to be acquired or any other indebtedness without the prior written consent of the Agent. For the avoidance of any doubt it is understood that the Issuer intends to finance the acquisition of New Vessels through First Priority Mortgage Facilities.

• The Vessels shall be insured to the satisfaction of the Agent including H&M, War Risks, MII, P&I, Loss of Hire (when available), etc.

• The Vessels to maintain highest class with a member of IACS.

• Compliance with all applicable environmental and other laws.

• ISM/ISPS compliance (Issuer, Managers).

• No change of class, flag or registry of the Vessels without the prior written consent of the Agent.

• No change of Business.

Events Of Default:	• Failure to pay interest;

• Failure to pay principal when due at maturity;

• Failure to deliver shares upon conversion;

• Failure to provide timely notice of a fundamental change;

• Failure to perform a covenant;

• Judgments, cross-default and cross-acceleration of other debt in excess of a certain amount; and

• Bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries (with automatic acceleration).

SCHEDULE B

					T/C	Net T/C	Facility
Vessel	Type	Built	DWT	Charterer	Expiry	Rate	Amount

Yiosonas	Capesize	1992	135,364	Deiulemar	Apr-17	$12,588

Nike	Capesize	1995	151,738	TMT	Feb-15	$29,450	$37.4m

Grand Mirsinidi	Capesize	1993	172,972	TMT	Jun-10	$27,075

Schedule III
Amendments to Terms of the Company’s Senior Credit Facilities
The existing Banks will agree (pre-condition) that following the above $20m prepayment the existing Syndicated Facility will be refinanced by a new facility by the same banks under the following basic terms:
•	5 year period term;

•	Quarterly repayments of not more than $2.0 million (plus a cash sweep on all net cash flow of the existing vessels);

•	5% minimum liquidity; and

•	No minimum value clause and financial covenants; and

•	Limitation on interest to exclude payments on bond issue.

Schedule IV
Form of Press Release
ARIES MARITIME TRANSPORT LIMITED SIGNS LETTER OF INTENT FOR
ACQUISITION OF CONTROL BY GRANDUNION
ATHENS, Greece, June 24, 2009 — Aries Maritime Transport Limited (Nasdaq:RAMS) today announced that it has entered into a non-binding letter of intent with Grandunion, Inc., a company controlled by Michael Zolotas and Nicholas Fistes, that contemplates, among other things, the acquisition of three Capesize drybulk carriers with an approximate net asset value of $36.0 million in exchange for 15,977,778 newly issued shares of the Company, and a change of control of the Company’s Board of Directors.
Upon closing the transaction, Mr. Fistes would serve as the Chairman of the Board of Directors, and Mr. Zolotas would serve as member of the Board and President of the Company. Grandunion would also designate the Chief Financial Officer of the Company and four out of seven members of the Board (including Messrs. Fistes and Zolotas).
The letter of intent is subject to a number of conditions, including (a) the receipt of a commitment letter from a bank for a fully underwritten private issuance of $145.0 million aggregate principal amount of 7% Senior Unsecured Convertible Notes due 2014 (the “Notes”), the proceeds of which would be used primarily to fund vessel acquisitions and partially repay existing indebtedness; and (b) obtaining certain amendments to the Company’s existing senior credit facilities.
The letter of intent obligates the parties to negotiate in good faith, but does not obligate them to complete definitive agreements or to close the transaction. The letter of intent provides for a binding 60-day exclusivity period and a $3,000,000 break-up fee payable to Grandunion in certain events. The exclusivity period will terminate if Grandunion is unable to procure a signed commitment letter to fully underwrite the $145.0 million in principal amount of the Notes and certain amendments to the Company’s existing credit facility. The letter of intent may also be terminated if no definitive agreement has been entered into by August 31, 2009.
About Aries Maritime Transport Limited
Aries Maritime Transport Limited is an international shipping company that owns and operates products tankers and container vessels. The Company’s products tanker fleet consists of five MR tankers and four Panamax tankers, all of which are double-hulled. The Company also owns a fleet of three container vessels that range in capacity from 1,799 to 2,917 TEU. Nine of the Company’s 12 vessels are secured on period charters. Charters for two of the Company’s products tanker vessels currently have profit-sharing components.
For more information about Aries Maritime Transport Limited, please visit the Company’s website at http://www.ariesmaritime.com.

About Grandunion Inc.
Grandunion is a Marshall Islands corporation controlled by Michael Zolotas and Nicholas Fistes. Each of Messrs. Zolotas and Fistes has over 20 years experience operating shipping companies. Mr. Fistes serves currently as the Chairman of Grandunion, Chairman of the International Association of Independent Tanker Owners (INTERTANKO) and a member of the Executive Committee of Intercargo, the international association of dry cargo vessel owners. Mr. Zolotas is the CEO of Grandunion, and President of Stamford Navigation Inc. Both Mr. Fistes and Mr. Zolotas hold memberships in a number of classification societies.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by this press release. Actual results may differ due to factors such as material adverse events affecting either the Company or Grandunion or the ability of either of the Company or Grandunion to satisfy the conditions to completion of the transactions. The Company and Grandunion are not obligated to enter into a definitive agreement and the change of control transaction described in this press release may never occur The Company undertakes no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
Aries Maritime Transport Limited
The IGB Group
Investor and Media Contact:
Michael Cimini, Vice President
+1.212.477.8261

EXHIBIT B
Aries Maritime Transport Limited
USD145,000,000 Issue of Convertible 7% Notes
Summary of Terms and Conditions

Issuer:	Aries Maritime Transport Limited, the Nasdaq listed company (the “Company”) owning 100% of the Vessels described in Schedule A (the “Existing Vessels”), through 100% ownership of the respective shipowning companies.

Conditions Precedent:	The conditions precedent to the consummation of the Acquisition and the transactions contemplated by the Letter of Intent contained in Section 2 of such Letter of Intent between the Company and Grand Union Inc. (the “Letter of Intent”), to which these Indicative Terms and Conditions are attached, shall be fulfilled to the satisfaction of the Agent or waived with the Agent’s prior written consent.

Type of Issue, Ranking and Security;	Senior Unsecured, Unlisted and Unrated Convertible 7% Notes (the “Notes”) Issue, to be privately placed.

Amount Of Issue:	USD 145,000,000.

Purpose:	For general corporate and investment purposes of the Company including the acquisition of new vessels to be pre-approved by the Agent (the “New Vessels”) and USD 20,000,000 partial reduction of the existing Syndicated Facility (the “Syndicated Facility” — current amount outstanding $223.7m).

Arranger:	Investment Bank of Greece (“IBG”).

Underwriter(s):	IBG, or IBG and banks and other institutions to be identified by the Arranger.

Agent and Security Trustee:	IBG and/or any of its affiliates.

Number of Notes:	14,500 Notes.

Face value:	USD 10,000 for each Note.

Maturity:	On the 5th annual anniversary from Issuance.
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

Issue Price:	100% of face value.

Convertibility:	At any time (subject to 15 days notice) the note holders may convert at the Conversion Rate, all or part of, the Notes into Common Shares of the Company.

Conversion Price:	$0.75 per share.

Conversion rate:	Each $10,000 principal amount of Notes shall be convertible into approximately 13,333.33 shares of common stock of the Company.

Coupon rate:	7.00% per annum.

Coupon Period:	Six (6) months.

Warrants:	• The Company shall issuer to the Arranger 5,000,000 warrants on customary terms to purchase Common Shares of the Company, exercisable for a period of five (5) years from the Issuance, with an exercise price equal to $2.00 per share (the“Warrants”). The Warrants shall include a cashless exercise feature.

• The Arranger will be permitted to transfer freely its rights and obligations pertaining to the Warrants, subject to applicable securities laws.

• Upon reasonable request of the Arranger, the Company shall file a shelf registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the Common Shares underlying the Warrants.

Arrangement and Underwriting Fee:	2.50% of the Issued amount, payable to the Arranger on issuance date.

Agency fees:	USD 25,000 per annum, payable in advance to the Agent.

Redemption:	Not redeemable.

Accrued Interest Upon Conversion:	In general, if the Notes are publicly traded, no accrued interest will be paid when the Notes are converted. However:

• Notes converted after a record date will receive the applicable interest payment on the interest payment date, but such holder will be required to pay the Company this amount of interest at the time it surrenders its Notes for conversion.

• The holder will not be required to make this payment to the Company
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

     if (1) the Notes are converted after record date immediately preceding the maturity date, (2) if the Notes are converted in connection with a fundamental change and the Company specifies a fundamental change repurchase date after a record date but before the corresponding interest payment date or (3) overdue interest is due at the time of conversion.

Fundamental Change Put:	Upon a “fundamental change,” holders may require the Company to repurchase all or a portion of their Notes in cash at par plus any accrued and unpaid interest, including additional interest. Definition of “fundamental change”:

• transaction in which any person acquires more than 50% of the Company’s capital stock;

• majority of the members of the board are not continuing directors;

• liquidation or dissolution;

•    consolidation or merger or sale of all or substantially all of the Company’s assets, other than (1) a transaction that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s capital stock and pursuant to which the holders of 50% or more of the total voting power prior to such transaction continue to have the right to exercise 50% or more of the total voting power immediately after such transaction or (2) a merger for the purpose of changing the Company’s jurisdiction of incorporation; and

• termination of trading of the Company’s common stock, where there is no listing on any U.S. exchange or system of automated dissemination of quotations.

Notwithstanding the foregoing, the transaction described in the fourth bullet above will not constitute a fundamental change if at least 90% of the consideration paid for the Company’s common stock consists of shares of common stock traded on the NYSE or Nasdaq and the Notes become convertible into a combination of cash and such consideration.

Financial Reporting Covenant:	Periodic reports must be delivered to Trustee within 15 days after filing with the SEC.

Conversion Rate Adjustments:	The following are anti-dilution adjustments to the Conversion Rate:

• Stock dividend, stock split or share combination.

• Rights or warrants are distributed to the Company’s stockholders entitling them to purchase additional shares of stock below market.

• Distribution of stock, debt or other assets or property, excluding distributions covered elsewhere, such as cash dividends and spin-offs.

• Spin-offs relating to a subsidiary or business unit where the shares are listed on a stock exchange.

• Cash dividends.

• Tender offers or exchange offers to the extent the value of the
INVESTMENT BANK OF GREECE: 24-B KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

consideration offered exceeds the Company’s stock price immediately following the last date on which tenders or exchanges may be made.

No adjustments if holders may participate in the transaction, and no adjustments for issuances by the Company of common stock or convertible securities regardless of the issue price.

Conversion Rights Upon Reclassification, Merger, etc.:
•     In the event of a reclassification or change of common stock or a consolidation, merger or sale of all or substantially all of the Company’s assets, the surviving company shall become the “issuer” and the Notes will automatically become convertible into the consideration received in such transaction.

•     If the transaction causes the Company’s common stock to be convertible into more than one type of consideration, the Notes will become convertible into the consideration elected to be received by a majority of the shareholders who voted for such an election (if electing between two types of consideration) or a plurality of common stock voted for such an election (if electing between more than two types of consideration).

Make-Whole Premium:	If the Notes are converted in connection with certain fundamental changes (to be defined) within the first two (2) years following the Issuance, pursuant to which at least 10% of the consideration consists of cash or stock that is not traded on an exchange, then the Conversion Rate will be increased by 10%.

Transferability:	The Note holders will be permitted to transfer freely their rights and obligations pertaining to the Issue.

Registration Rights:	The Notes will be subject to registration rights under the U.S. securities laws.

Expenses:
•     In the event that the Company does not complete the issuance of the convertible notes as contemplated herein, each party shall be responsible for the payment of its own fees and expenses, including attorneys’ fees.

• In the event that the Company completes the issuance of the convertible notes as contemplated herein, then:

The Company will reimburse the Agent for any fees and expenses (including disbursements and value added and other taxes), in relation to the proposed Issue; and

The Company will cover all legal and due diligence expenses, up to an aggregate of $250,000.

Taxes:	All payments to be made free and clear of any present or future taxes, duties, levies or other deductions of whatever nature.

Governing Law and Jurisdiction:	The Issuance will be governed by English Law or New York Law at the Agent’s option.
INVESTMENT BANK OF GREECE: 24-B KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

SCHEDULE A

					TC	Net T/C		Facility
Vessel	Type	Built	Size	Charterer	Expiry	Rate		Amount

Stena Compass	Panamax	2006	72,934 mt	Stena Group (bb)	Aug-10	$18,233	+profit share
Stena Compassion	Panamax	2006	72,750 mt	Stena Group (bb)	Dec-10	$18,233	+profit share
Altius	Panamax	2004	73,400 mt	Spot	—	—
Fortius	Panamax	2004	73,400 mt	Deiulemar/Enel	Aug-09	$14,860
Nornanvind	Handysize	2001	38,701 mt	Spot	—	—		$223.7 mm
Chinook	Handysize	2001	38,701 mt	Spot	—	—
Ostria	Handysize	2000	38,701 mt	Spot	—	—
High Land	Handysize	1992	41,450 mt	Spot	—	—
High Rider	Handysize	1991	41,450 mt	Spot	—	—
Saronikos Bridge	Container	1990	2,917 teu	CMA CGM	May-10	$20,400
MSC Seine	Container	1990	2,917 teu	MSC	Sep-09	$14,919

INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK

APPENDIX I
The following Covenants & Undertakings and Events of Default will apply to the initial purchasers of the Notes, and may be transferred to subsequent purchasers:

Covenants & Undertakings:	Including but not limited to: • Stock sale lock up period for Grand Union and Rocket S.A. until 31/12/2010, to exclude sale from Rocket S.A. to Grand Union and vice versa.

•     Technical, Commercial and Operational management of the Existing Vessels, the vessels listed to Schedule B (the “Offered Vessels”) and the New Vessels (collectively, the “Vessels”) with managers acceptable to the Agent (the “Managers”).

• No change of Managers without the prior consent of the Agent, such consent not to be unreasonably withheld.

•     No further indebtedness in the Group in excess of 60% over New Vessels to be acquired of any other indebtedness without the prior written consent of the Agent. For the avoidance of any doubt it is understood that the Issuer intends to finance the acquisition of New Vessels through First Priority Mortgage Facilities.

• The Vessels shall be insured to the satisfaction of the Agent including H&M, War Risks, MII, P&I, Loss of Hire (when available), etc.

• The Vessels to maintain highest class with a member of IACS.

• Compliance with all applicable environmental and other laws.

• ISM/ISPS compliance (Issuer, Managers).

• No change of class, flag or registry of the Vessels without the prior written consent of the Agent.

• No change of Business.

Events Of Default:	• Failure to pay interest;

• Failure to pay principal when due at maturity;

• Failure to deliver shares upon conversion;

• Failure to provide timely notice of a fundamental change;

• Failure to perform a covenant;

• Judgments, cross-default and cross-acceleration of other debt in excess of a certain amount; and

• Bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries (with automatic acceleration).
INVESTMENT BANK OF GREECE: 24-B, KIFFISSIAS AVE., 151 25 MAROUSSI, GREECE
TEL.: +30 210 817 1800, FAX: +30 210 817 3101
Member of MARFIN POPURAL BANK